HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             Index to Annual Report





                                                                          Page

Selected Consolidated Financial Data                                        2

Management's Discussion and Analysis of
     Financial Condition and Results of Operations                          4

Independent Auditors' Report                                               15

Consolidated Statements of Financial Condition
     - September 30, 2000 and 1999                                         16

Consolidated Statements of Earnings -
     Years ended September 30, 2000, 1999, and 1998                        17

Consolidated Statements of Stockholders'
     Equity and Comprehensive Income - Years
     ended September 30, 2000, 1999, and 1998                              18

Consolidated Statements of Cash Flows -Years
     ended September 30, 2000, 1999, and 1998                              20

Notes to the Consolidated Financial Statements                             22




All schedules are omitted as they are not required or are not  applicable or the
required  information  is  shown  in  the  applicable   consolidated   financial
statements or notes thereto.

Selected Consolidated Financial Data

Selected Consolidated Financial Condition Data

                                                                   September 30,
                                      2000              1999              1998              1997              1996
                                      ----              ----              ----              ----              ----
                                                                   (In thousands)
Total assets                       $1,582,695        $1,462,550        $1,350,583        $1,131,024        $1,057,443
Loans (net) (1)                     1,251,669         1,070,335           944,700           834,270           765,019
Federal funds sold                        ---               ---            20,000               250            16,075
Investment securities (2)              85,967            87,076           101,505            52,553            53,493
Mortgage-backed securities            165,059           196,971           201,049           176,854           153,293
Real estate owned                         871               911             2,534             2,314             3,118
Deposits                            1,098,537           977,595           918,126           911,576           851,853
Short-term borrowings                  18,000               ---               ---            30,100            25,000
Long-term debt                        220,091           225,000           145,000            70,375            70,674
Stockholders' equity                  219,384           235,922           263,719            96,802            84,832

(1) Excludes loans held for sale of $2,548,000,  $1,747,000, $714,000, $141,000, and $4.9 million,  as of September 30, 2000,  1999,  1998,  1997,  and 1996,
    respectively.
(2) Includes investments available for sale of $85.8 million, $76.1 million, $71.5 million, $47.6 million, and $33.5 million in 2000, 1999, 1998, 1997 and 1996, respectively.



Selected Consolidated Operating Data

                                                                                            Years Ended September 30,
                                                        2000          1999          1998          1997           1996
                                                        ----          ----          ----          ----           ----
                                                         (Dollars in thousands except per share data)
Interest income                                        $112,322      $103,884       $95,158        $84,814       $74,357
Interest expense                                         55,215        48,840        46,658         45,159        39,114
                                                         ------        ------        ------         ------        ------
Net interest income                                      57,107        55,044        48,500         39,655        35,243
Provision for (recovery of) loan losses                     847           816           297            782           (76)
                                                           ----         -----         -----          ------         ----

Net interest income after provision for loan losses      56,260        54,228        48,203         38,873        35,319
                                                         ------        ------        ------         ------        ------
Other income:
    Other fees and service charges                        6,812         5,505         4,074          3,319          2,797
    Other                                                 1,058           675         1,864            905            88
                                                          -----           ---         -----            ---            --
Total other income                                        7,870         6,180         5,938          4,224         2,885
                                                          -----         -----         -----          -----         -----
Other expenses:
    Compensation and benefits                            16,503        15,413        14,282         11,931        10,690
    Occupancy                                             4,185         3,422         3,365          3,046         2,632
    SAIF deposit insurance premium                          299           552           572            785         6,300
    Other                                                 7,676         6,648         6,313          5,397         4,510
                                                          -----         -----         -----          -----         -----
Total other expenses                                     28,663        26,035        24,532         21,159        24,132
                                                         ------        ------        ------         ------        ------
Income before income taxes.                              35,467        34,373        29,609         21,938        14,072
Income tax expense                                       13,719        13,154        12,243          8,611         5,432
                                                         ------        ------        ------          -----         -----
Net income                                             $ 21,748      $ 21,219      $ 17,366       $ 13,327       $ 8,640
                                                       ========      ========      ========       ========       =======
Net income per share:
    Basic                                                  $.89          $.77          $.58           $.44          $.29
    Diluted                                                $.88          $.76          $.57           $.43          $.29

Selected Financial Ratios

                                                                                  At or for the years ended September 30,
                                                           2000             1999             1998             1997             1996
                                                           ----             ----             ----             ----             ----
Performance Ratios:
    Return on average assets (1)                             1.44%            1.49%            1.40%            1.22%           .91%
    Return on average stockholders' equity (1)               9.82             8.54             9.34            14.72          10.51
    Net interest rate spread                                 3.34             3.30             3.40             3.36           3.40
    Net yield on average interest-earning assets             3.91             3.99             4.04             3.72           3.79
    Noninterest expense to average assets (1)                1.90             1.83             1.98             1.93           2.53
    Average interest-earnings assets to average
        interest-bearing liabilities                       115.34           119.76           116.54           108.33         109.24
    Efficiency Ratio (1)                                    44.49            42.84            46.96            48.83          62.83

Asset Quality Ratios:
    Nonperforming assets to total assets                      .23              .24              .37              .43            .50
    Allowance for loan losses to total loans                 1.02             1.12             1.25             1.40           1.44
    Allowance for loan losses to nonperforming
        loans                                              460.19           470.31           483.13           453.11         507.25

Capital Ratios:
    Average stockholders' equity to average assets          14.65            17.45            15.01             8.26           8.62
    Stockholders' equity to assets at period end            13.86            16.13            19.53             8.56           8.02



(1) Year ended September 30, 1996 includes one-time SAIF special assessment expense of $4.6 million, $2.8 million, net of tax. Without the one-time SAIF special assessment, return on average assets would have been 1.20%, return on average equity would have been 13.92%, noninterest expense to average assets would have been 2.05% and the efficiency ratio would have been 50.97%.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements." Harbor Florida Bancshares, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

General

The Company's results of operations are primarily dependent on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments, and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, insurance commissions, gains on sale of mortgage loans and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and data processing services. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Market Risk and Asset and Liability Management

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or reprices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period compared to the amount of interest-bearing liabilities expected to mature or reprice within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets that mature or reprice within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for paying loans off prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 2000, the Company's cumulative one-year interest rate sensitivity "gap" was negative 11.33%.

The Board of Directors has established an Asset/Liability Committee, which consists of the Company's president and other senior officers. The Committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have annual interest rate adjustments; (b) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (c) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (d) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of shorter-term investments, which are expected to increase in yield as interest rates rise.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 2000. For borrowings, the table presents principal cash flows by expected maturity dates.


                                                                      More than one      More than
                                       Within           Four to      year to three    three years to
                                    three months     Twelve months        years         five years     Over five years       Total
                                    ------------            ------        -----         ----------          -----            -----
                                                                           (Dollars in thousands)
Interest-earning assets (1):
  Mortgage loans (2)
    Fixed rate                         $ 26,737         $ 78,690         $175,018        $ 136,792        $ 376,002        $ 793,239
    Adjustable rate                      41,621          132,403           86,820           60,213            7,286          328,343
  Other loans (2):
    Fixed rate                           15,414           46,243           31,283            4,455              740           98,135
    Adjustable rate                      37,086            7,943              325              228            1,647           47,229
  Mortgage-backed securities:
    Fixed rate (3)                        6,968           20,495           42,162           37,066           48,880          155,571
    Adjustable rate                         986            8,502               --               --               --            9,488
  Investment securities and
    other assets                         13,229           29,846           49,392               --              200           92,667
                                         ------           ------           ------        ---------     ------------           ------
       Total                          $ 142,041        $ 324,122        $ 385,000        $ 238,754        $ 434,755       $1,524,672
                                      ---------        ---------        ---------        ---------        ---------       ----------
Interest-bearing liabilities:
  Deposits (4):
    NOW accounts                        $ 7,088         $ 21,264         $ 27,218          $ 9,799          $ 5,512         $ 70,881
    Passbook accounts                    14,315           42,944           32,065            5,130              977           95,431
    Money market accounts                19,045           57,134           18,283              731               30           95,223
    Certificates of deposits            139,818          305,947          263,648           12,109            1,217          722,739
  Borrowings                             13,000           25,000          117,091           78,000            5,000          238,091
                                   ------------           ------          -------           ------            -----          -------
       Total                          $ 193,266        $ 452,289        $ 458,305         $105,769         $ 12,736      $ 1,222,365
                                      ---------        ---------        ---------         --------         --------      -----------
Excess (deficiency) of interest
    earning assets over
    interest-bearing liabilities     $ (51,225)      $ (128,167)       $ (73,305)        $ 132,985        $ 422,019        $ 302,307
                                     ==========      ===========       ==========        =========        =========        =========
Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities                      $ (51,225)      $ (179,392)      $ (252,697)      $ (119,712)        $ 302,307
                                     ==========      ===========      ===========      ===========        =========
Cumulative excess (deficiency)
    of interest-earning assets
    over interest-bearing
    liabilities as a percent of
    total assets                         (3.24)%         (11.33)%         (15.97)%          (7.56)%           19.10%
                                         =======         ========         ========          =======           ======


--------------------------
(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to take into account estimated prepayments. Estimated prepayment statistics were obtained from the research department of a primary securities dealer. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 9 to 49%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $81.5 million at September 30, 2000. Nonperforming loans aggregating $2.8 million were included in the within three month repricing period.
(3) Fixed rate mortgage-backed securities include amortizing securities that balloon 5 years and 7 years from original issue date. Balloon securities amounted to $47.1 million at September 30, 2000.

(4) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been $279.1 million, or negative 17.64% of total assets.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

Interest Rate Risk

The Company uses a computer model to quantify its interest rate risk. The computer model measures the sensitivity of asset and liability fair values to hypothetical changes in interest rates. Interest rate sensitive instruments used in the computer model include: loans, mortgage-backed securities, investment securities, federal funds sold, interest-bearing deposits in other banks, FHLB stock, deposits, advances from the FHLB, and off- balance sheet loan servicing rights and commitments. The model calculates net present values for assets, liabilities and off-balance sheet contracts using a discounted cash flow methodology. These amounts are netted together to determine net portfolio value. Management estimates discount rates by using current market yields on similar financial instruments. Discount rates are adjusted upward and downward by 100 basis points and 200 basis points to reflect a hypothetical parallel shift in interest rates. In addition, management estimates loan prepayment rates, deposit decay rates, and values of certain assets that could correspond with such hypothetical parallel shifts in interest rates.

Presented below is an analysis of the Company's interest rate risk at September 30, 2000 as calculated utilizing the Company's computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down.


Change in        Net portfolio
  Rates           value amount         Dollar change        Percent
  -----           ------------         -------------        -------
                     (Dollars in thousands)
   +200 B.P.       $ 193,137            $(57,799)          (23.0)%
   +100 B.P.       $ 219,743            $(31,193)          (12.4)%
      0 B.P.       $ 250,936            $      0               0 %
   -100 B.P.       $ 276,926            $ 25,990            10.4 %
   -200 B.P.       $ 283,726            $ 32,790            13.1 %



The preceding analysis is based on numerous assumptions that management believes to be reasonable. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that the Company's assets and liabilities would perform as indicated in the table above. Since there is no quoted market for most of the Company's financial instruments, management has no basis to determine that values presented would be indicative of the amounts realized in an actual negotiated sale. Furthermore, management has not considered the tax effect or transaction costs that may be associated with disposal of the Company's assets and liabilities. A change in U.S. Treasury rates in the indicated amounts, accompanied by a change in the slope or shape of the yield curve, could result in significantly different net portfolio values than shown above.

Equity Pricing Risk

The Company maintains a portfolio of available for sale equity securities, which subjects the Company to equity pricing risks. The change in fair values of equity securities represents instantaneous changes in all prices for available for sale equity securities. Equity pricing risk is managed through company diversification and individual position limits established in the investment policy. At September 30, 2000 the company did not maintain an equity trading portfolio. The following are changes in the fair value of the Company's available for sale securities at September 30, 2000 based on percentage changes in fair value.


  Percent change                   Fair value of available-
  in fair value                      for-sale securities
  -------------                      -------------------
                (Dollars in thousands)
        20 %                                 $7,835
        10 %                                 $7,182
         0 %                                 $6,529
       (10)%                                 $5,876
       (20)%                                 $5,223


Actual future price appreciation or depreciation may be different from the changes identified in the table above.

Analysis of Net Interest Income

The Company's earnings historically depended primarily upon its net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company's operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees that are considered adjustments to yields.

                                                                     Years Ended September 30,
                                                                     -------------------------
                                            2000                              1999                               1998
                                            ----                              ----                               ----
                                          Interest                          Interest                           Interest
                                Average      &        Yield/     Average       &       Yield/       Average       &        Yield/
                                Balance   Dividends   Rate       Balance    Dividends   Rate        Balance    Dividends    Rate
                                -------   ---------   ----       -------    ---------   ----        -------    ---------    ----
                                                                       (Dollars in thousands)
Assets:
Interest-earning assets (1):
  Federal funds sold              $ ---      $ ---       ---%     $ 5,699       $ 299      5.25%     $ 7,959       $ 448     5.63%
  Interest-bearing deposits      15,416        844      5.47       45,317       2,198      4.85       40,531       2,233     5.51
  Investment securities          97,490      5,849      6.00      102,585       6,107      5.95       82,076       4,945     6.02
  Mortgage-backed
      securities                180,460     11,537      6.39      207,544      13,173      6.35      173,177      11,301     6.53
  Mortgage loans              1,035,615     81,928      7.91      902,964      71,600      7.93      791,491      66,329     8.38
  Other loans                   130,580     12,164      9.32      114,359      10,507      9.19      105,287       9,902     9.40
                                -------     ------      ----      -------      ------      ----      -------       -----     ----
Total interest-earning
      assets                  1,459,561    112,322      7.70    1,378,468     103,884      7.54    1,200,521      95,158     7.93
                              ---------    -------      ----    ---------     -------      ----    ---------      ------     ----
Total noninterest-earning
      assets                     52,207                            45,038                             38,155
                                 ------                            ------                             ------
Total assets                  1,511,768                         1,423,506                          1,238,676
                              =========                         =========                          =========

 Liabilities and
Stockholders' Equity:
Interest-bearing liabilities
    Deposits:
     Transaction accounts    $ 221,001     $2,466      1.12%   $ 180,662      $1,781      0.99%   $ 158,723      $1,894     1.19%
     Passbook savings          106,465      2,002      1.88      103,272       1,993      1.93       87,760       1,674     1.91
     Official checks             9,161        ---       .00        8,693         ---       .00        8,004         ---      .00
     Certificate savings       695,866     37,546      5.40      660,584      33,945      5.14      670,628      36,651     5.47
                               -------     ------      ----      -------      ------      ----      -------      ------     ----
     Total deposits          1,032,493     42,014      4.07      953,211      37,719      3.96      925,115      40,219     4.35
    FHLB advances              232,917     13,195      5.67      197,767      11,117      5.62      104,877       6,419     6.12
    Other borrowings
                                    16          6     35.15          ---           4       .00          167          20    11.98
                                    --          -     -----         ----           -       ---          ---          --    -----
Total interest-bearing
        liabilities          1,265,426     55,215      4.36    1,150,978      48,840      4.24    1,030,159      46,658     4.53
                             ---------     ------      ----    ---------      ------      ----    ---------      ------     ----
Noninterest-bearing
        liabilities             24,922                            24,058                             22,648
                                ------                            ------                             ------
Total liabilities            1,290,348                         1,175,036                          1,052,807
Stockholders' equity           221,420                           248,470                            185,869
                               -------                           -------                            -------
Total liabilities and
        stockholders'
        equity               1,511,768                         1,423,506                          1,238,676
                             =========                         =========                          =========
Net interest income/
    interest rate spread
    (2)                                  $ 57,107      3.34%                $ 55,044      3.30%                $ 48,500      3.40%
                                           ======      ====                 ========      ====                 ========      ====
Net interest-earning
    assets/net interest
    margin (3)               $ 194,135                 3.91%   $ 227,490                  3.99%   $ 170,362                  4.04%
                             =========                 ====    =========                  ====    =========                  ====
Interest-earning assets to
    interest-bearing
    liabilities                                      115.34%                            119.76%                            116.54%
                                                    =======                             ======                             ======

---------------
(1)    Average balances and rates include nonaccruing loans.
                                        8

(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.


Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influences the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                                                         Years Ended September 30,
                                                                            Increase (Decrease)
                                                                            -------------------
                                            2000 vs. 1999                       1999 vs. 1998              1998 vs. 1997
                                            -------------                       -------------              -------------
                                    Volume       Rate         Net    Volume       Rate        Net     Volume      Rate        Net
                                    ------       ----         ---    ------       ----        ---     ------      ----        ---
                                                                           (In thousands)
Interest income:
    Interest-bearing deposits     $ (1,935)     $ 282     $(1,653)    $ 118      $ (302)     $(184)    $ 638        $30       $668
    Investment securities             (288)        30        (258)    1,163          (1)     1,162     1,086         (7)     1,079
    Mortgage-backed securities      (1,731)        95      (1,636)    2,181        (309)     1,872     1,294        (81)     1,213
    Mortgage loans                  10,499       (171)     10,328     8,954      (3,683)     5,271     6,207        122      6,329
    Nonmortgage loans:
        Commercial loans               446         81         527       520         (74)       446       417        (22)       395
        Consumer loans               1,075         55       1,130       320        (161)       159       601         59        660
                                     -----         --       -----       ---        ----        ---       ---         --        ---
Total interest income                8,066        372       8,438    13,256      (4,530)     8,726    10,243        101     10,344
                                     -----        ---       -----    ------      ------      -----    ------        ---     ------

Interest expense:
    Deposits:
        Transaction accounts         $ 437       $248       $ 685     $ 213       $(326)    $ (113)    $ 224     $ (226)      $ (2)
        Passbook savings               123       (114)          9       299          20        319       192        126        318
        Certificate savings          1,904      1,697       3,601      (516)     (2,190)    (2,706)      409        350        759
                                     -----      -----       -----      ----      ------     ------       ---        ---        ---
    Total deposits                   2,464      1,831       4,295        (4)     (2,496)    (2,500)      825        250      1,075
    FHLB advances                    1,911        167       2,078     4,736         (38)     4,698       331        126        457
    Other borrowings                     2        ---           2       (16)        ---        (16)     (36)          3        (33)
                                         -                      -       ---                    ---      ---           -        ---
 Total interest expense              4,377      1,998       6,375     4,716      (2,534)     2,182     1,120        379      1,499
                                     -----      -----       -----     -----      ------      -----     -----        ---      -----

Net interest income                 $3,689   $ (1,626)    $ 2,063    $8,540    $ (1,996)   $ 6,544    $9,123    $ (278)    $ 8,845
                                    ======   =========    =======    ======    =========   =======    ======    =======    =======

Results of Operations

Year Ended September 30, 2000 Compared to Year Ended September 30, 1999

General

Diluted earnings per share for the year ended September 30, 2000, increased 15.8% to 88 cents per share on net income of $21.7 million, compared to 76 cents per share on net income of $21.2 million for the same period last year. This increase was due primarily to the growth in the loan portfolio, increased non-interest income due to the growth in transaction accounts partially offset by increased operating expenses and a decrease in the average number of shares outstanding as a result of the stock repurchase plan. Net interest income increased 3.7% to $57.1 million for the year ended September 30, 2000, compared to $55.0 million for the year ended September 30, 1999. This increase was due to an increase in interest income of $8.4 million offset by an increase in interest expense of $6.3 million. Other income increased to $7.9 million for the year ended September 30, 2000 from $6.2 million for the year ended September 30, 1999. Other expenses increased to $28.7 million for the year ended September 30, 2000 from $26.0 million for the year ended September 30, 1999.

Interest Income

Total interest income increased to $112.3 million for the year ended September 30, 2000 from $103.9 million for the year ended September 30, 1999 as a result of an increase in average interest-earning assets to $1.5 billion for the year ended September 30, 2000 from $1.4 billion for the year ended September 30, 1999. The average rate earned on interest-earning assets increased to 7.70% for the year ended September 30, 2000, from 7.54% for the year ended September 30, 1999, a increase of 16 basis points. This increase was due primarily to the change in the mix of interest-earning assets resulting from the increase in higher yielding loans and the decrease in lower yielding securities and interest-bearing deposits in other banks. Interest income on loans increased $12.0 million to $94.1 million for the year ended September 30, 2000 from $82.1 million for the year ended September 30, 1999. This increase was a result of a $148.9 million increase in the average balance to $1.2 billion in 2000 from $1 billion in 1999. The average yield on loans remained constant at 8.07% in 2000 and 1999. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from increased levels of loan originations. Interest income on mortgage-backed securities decreased $1.7 million to $11.5 million for the year ended September 30, 2000 from $13.2 million for the year ended September 30, 1999. This decrease was primarily the result of a $27.1 million decrease in the average balance to $180.5 million in 2000 from $207.5 million in 1999. The decrease in the average balance of mortgage-backed securities was primarily due to repayments. Other interest income, mainly consisting of interest on interest-bearing deposits in other banks and federal funds sold, decreased $1.7 million to $844,000 for the year ended September 30, 2000 from $2.5 million for the year ended September 30, 1999. This decrease was primarily the result of a $35.6 million decrease in the average balance to $15.4 million in 2000 from $51.0 million in 1999. The decrease in the average balance of interest-bearing deposits and federal funds sold was primarily due to the funding of the repurchase of the Company's common stock.

Interest Expense

Total interest expense increased to $55.2 million for the year ended September 30, 2000 from $48.8 million for the year ended September 30, 1999. This increase was due primarily to an increase in average interest-bearing liabilities to $1.3 billion for the year ended September 30, 2000 from $1.2 billion for the year ended September 30, 1999. The average interest rate paid on interest-bearing liabilities was 4.36% for the year ended September 30, 2000 compared to 4.24% for the year ended September 30, 1999, an increase of 12 basis points. Interest expense on deposits increased $4.3 million to $42.0 million for the year ended September 30, 2000 from $37.7 million for the year ended September 30, 1999. This increase was a result of a $79.3 million increase in the average balance to $1 billion in 2000 from $953.2 million in 1999 and an increase of 11 basis points in the average interest rate paid to 4.07% for the year ended September 30, 2000 from 3.96% for the year ended September 30, 1999. The average deposit mix changed to 32.6% and 67.4% of core deposits and certificates, respectively, for the year ended September 30, 2000 from 30.7% and 69.3% for the same period in 1999. Interest expense on FHLB advances and other borrowings increased $2.1 million to $13.2 million for the year ended September 30, 2000 from $11.1 million for the year ended September 30, 1999. This increase was the result of an increase of $35.1 million in the average balance to $232.9 million in 2000 from $197.8 million in 1999 primarily due to proceeds from new short-term daily rate advances taken in order to fund short-term cash operating needs in 2000 and new long-term fixed rate advances taken in order to fund the purchase of mortgage-backed securities and investment securities in 1999.

Provision for Loan Losses

The provision for loan losses was $847,000 for the year ended September 30, 2000, compared to $816,000 for the year ended September 30, 1999. The provision for loan losses for the year ended September 30, 2000 was principally comprised of a credit of approximately $99,000 related to a decrease in the level of classified loans, a charge of approximately $876,000 due to overall loan portfolio growth and a charge of approximately $70,000 for net chargeoffs. The provision for loan losses for the year ended September 30, 1999 was principally comprised of a credit of approximately $511,000 related to a decrease in the level of classified loans, a charge of approximately $645,000 due to overall loan portfolio growth and a charge of approximately $682,000 for net chargeoffs. The allowance for loan losses was at $12.7 million and $12.0 million for September 30, 2000 and 1999, respectively. The allowance was 1.02% and 1.12% of total loans at September 30, 2000 and 1999, respectively and was 277.9% and 230.7% of classified loans at September 30, 2000 and 1999, respectively. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $1.7 million to $7.9 million for the year ended September 30, 2000 from $6.2 million for the year ended September 30, 1999. This increase is due primarily to an increase of $1.3 million in other fees and service charges, an increase of $247,000 in insurance commissions and fees and to a $169,000 gain on the sale of land partially offset by a decrease of $156,000 in income from real estate operations. Other fees and service charges, primarily from fees and service charges on deposit products, were $6.8 million and $5.5 million for the years ended September 30, 2000 and 1999, respectively. This increase was due primarily to the growth in transaction accounts. Insurance commissions and fees were $418,000 and $171,000 for the years ended September 30, 2000 and 1999, respectively. This increase was due primarily to the acquisition of two insurance agencies in 2000. Income from real estate operations was $249,000 and $405,000 for the years ended September 30, 2000 and 1999, respectively. This decrease was due primarily to a $211,000 increase in the provision for losses on real estate owned partially offset by an increase of $67,000 in gain on sale of real estate owned. The provision was $25,000 for the year ended September 30, 2000, compared to a credit of $186,000 for the comparable period in 1999.

Other Expense

Other expense increased by $2.6 million to $28.6 million for the year ended September 30, 2000 from $26.0 million for the year ended September 30, 1999. The increase was due primarily to an increase of $1.1 million in compensation and benefits, an increase of $763,000 in occupancy expense and an increase of $490,000 in other expenses. The increase in compensation and benefits is due primarily to annual salary increases and additional staff required to support the growth in loans and deposits. The increase in occupancy expense is due primarily to an increase in data processing equipment expense and expenses resulting from the addition of three new branch offices during the last fiscal year. The increase in other expense is due primarily to an increase of $215,000 in professional fees and other increases resulting from the growth in loans and deposits. The increase in professional fees is due primarily to fees paid to a consulting firm for a net interest margin and product pricing study.

Income Taxes

Income tax expense increased by $565,000 to $13.7 million for the year ended September 30, 2000 from $13.2 million for the year ended September 30, 1999, due primarily to an increase in pretax accounting income. The effective tax rates were 38.7% and 38.3% for the years ended September 30, 2000 and 1999, respectively.

Year Ended September 30, 1999 Compared to Year Ended September 30, 1998

General

Diluted earnings per share for the year ended September 30, 1999, increased 43.4% to 76 cents per share on net income of $21.2 million, compared to 53 cents per share on net income of $16.0 million for the same period last year (excluding the impact in 1998 of $1.3 million after tax of nonrecurring income from the payoff of a problem commercial real estate loan, sale of the Bank's ownership interest in its data processing servicer and sale of land and buildings). This increase was due primarily to an increase in average interest-earning assets and a decrease in the average number of shares outstanding. Reported diluted earnings per share for the year ended September 30, 1998 was 57 cents per share on net income of $17.4 million. Net interest income increased 13.5% to $55.0 million for the year ended September 30, 1999, compared to $48.5 million for the year ended September 30, 1998. This increase was due to an increase in interest income of $8.7 million offset by an increase in interest expense of $2.2 million. Other income increased to $6.0 million for the year ended September 30, 1999 from $5.8 million for the year ended September 30, 1998. Other expenses increased to $25.8 million for the year ended September 30, 1999 from $24.4 million for the year ended September 30, 1998.

Interest Income

Total interest income increased to $103.9 million for the year ended September 30, 1999 from $95.1 million for the year ended September 30, 1998 as a result of an increase in average interest-earning assets that was partially offset by a decrease in the average interest rate. Average interest-earnings assets increased to $1.4 billion for the year ended September 30, 1999 from $1.2 billion for the year ended September 30, 1998. The average rate earned on interest-earning assets decreased to 7.54% for the year ended September 30, 1999, from 7.93% for the year ended September 30, 1998, a decrease of 39 basis points. The year ended September 30, 1998 included $874,000 of interest income recognized on the payoff of a problem commercial real estate loan. The increase in average interest-earning assets was due primarily to cash proceeds from the conversion of Harbor Financial, M.H.C. and a concurrent stock offering (the "Stock Offering"), new FHLB advances and the increase in deposits. Interest income on loans increased $5.9 million to $82.1 million for the year ended September 30, 1999 from $76.2 million for the year ended September 30, 1998. This increase was a result of a $120.2 million increase in the average balance to $1 billion in 1999 from $896.8 million in 1998 that was partially offset by a decrease of 43 basis points in the average yield to 8.07% in 1999 from 8.50% in 1998. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from increased levels of loan originations. Interest income on investment securities increased $1.1 million to $6.1 million for the year ended September 30, 1999 from $5.0 million for the year ended September 30, 1998. This increase was primarily the result of a $20.5 million increase in the average balance to $102.5 million in 1999 from $82.0 million in 1998. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FNMA Notes with the proceeds from the Stock Offering in 1998, new FHLB advances and the increase in deposits. Interest income on mortgage-backed securities increased $1.9 million to $13.2 million for the year ended September 30, 1999 from $11.3 million for the year ended September 30, 1998. This increase was primarily the result of a $34.3 million increase in the average balance to $207.5 million in 1999 from $173.2 million in 1998. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of fifteen-year fixed rate securities with the proceeds from new FHLB advances.

Interest Expense

Total interest expense increased to $48.8 million for the year ended September 30, 1999 from $46.6 million for the year ended September 30, 1998. This increase was due primarily to an increase in average interest-bearing liabilities to $1.2 billion for the year ended September 30, 1999 from $1 billion for the year ended September 30, 1998. The average interest rate paid on interest-bearing liabilities was 4.24% for the year ended September 30, 1999 compared to 4.53% for the year ended September 30, 1998, a decrease of 29 basis points. Interest expense on deposits decreased $2.5 million to $37.7 million for the year ended September 30, 1999 from $40.2 million for the year ended September 30, 1998. This decrease was due primarily to a decrease of 43 basis points in the average interest rate paid on deposits to 3.96% for the year ended September 30, 1999 from 4.39% for the year ended September 30, 1998. The average balance of deposits increased by $28.1 million to $953.2 million for the year ended September 30, 1999 from $925.1 million for the year ended September 30, 1998. The average deposit mix changed to 30.7% and 69.3% of core deposits and certificates, respectively, for the year ended September 30, 1999 from 27.5% and 72.5% for the same period in 1998. Interest expense on FHLB advances and other borrowings increased $4.7 million to $11.1 million for the year ended September 30, 1999 from $6.4 million for the year ended September 30, 1998. This increase was the result of an increase of $92.9 million in the average balance to $197.8 million in 1999 from $104.9 million in 1998 primarily due to proceeds from new long-term fixed rate advances taken in order to fund the purchase of mortgage-backed securities and investment securities.

Provision for Loan Losses

The provision for loan losses was $816,000 for the year ended September 30, 1999, compared to $297,000 for the year ended September 30, 1998. The provision for loan losses for the year ended September 30, 1999 was principally comprised of a credit of approximately $511,000 related to a decrease in the level of classified loans, a charge of approximately $645,000 due to overall loan portfolio growth and a charge of approximately $682,000 for net charge offs. The provision for loan losses for the year ended September 30, 1998 was principally comprised of a credit of approximately $909,000 related to an decrease in the level of classified loans, a charge of approximately $1.1 million due to overall loan portfolio growth and a charge of approximately $103,000 for net charge offs. The allowance for loan losses was at $12.0 million and $11.8 million for September 30, 1999 and 1998, respectively. The allowance was 1.12% and 1.25% of total loans at September 30, 1999 and 1998, respectively, and was 230.7% and 211.9% of classified loans at September 30, 1999 and 1998, respectively. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $242,000 to $6.2 million for the year ended September 30, 1999 from $5.9 million for the year ended September 30, 1998. This increase is due primarily to an increase of $1.4 million in other fees and service charges and an increase of $446,000 in income from real estate operations partially offset by the $719,000 gain on the sale of the Company's ownership interest in its data processing servicer and the $596,000 gain on the sale of land and buildings in 1998. Other fees and service charges, primarily from fees and service charges on deposit products, were $5.5 million and $4.1 million for the years ended September 30, 1999 and 1998, respectively. This increase was primarily due to the growth in transaction accounts. Income from real estate operations was $405,000 for the year ended September 30, 1999 compared to a loss of $41,000 for the year ended September 30, 1998.

Other Expense

Other expense increased by $1.5 million to $26.0 million for the year ended September 30, 1999 from $24.5 million for the year ended September 30, 1998. The increase was due primarily to an increase of $1.1 million in compensation and benefits and an increase of $129,000 in other expenses. The increase in compensation and benefits is due primarily to additional staff required to support the growth in loans and deposits. The increase in other expense is due primarily to an increase of $185,000 in deposit account losses.

Income Taxes

Income tax expense increased by $911,000 to $13.2 million for the year ended September 30, 1999 from $12.2 million for the year ended September 30, 1998, due primarily to an increase in pretax accounting income. The effective tax rates were 38.3% and 41.3% for the years ended September 30, 1999 and 1998, respectively.

Liquidity and Capital Resources

On March 18, 1998, the Company completed its reorganization and stock offering in connection with the conversion of Harbor Financial, M.H.C. The Company sold 16,586,752 shares of common stock for $10.00 per share in the Stock Offering. Cash proceeds after costs and funding of the Company's ESOP was approximately $150 million. The Company also issued 14,112,400 exchange shares (exchange ratio of 6.0094 to 1) to existing Harbor Florida Bancorp, Inc. public stockholders. The net proceeds were used for general corporate purposes, including investment in home mortgages and other investments in the ordinary course of business.

The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time, is currently 4% of deposits and short-term borrowings. It is the Bank's policy to maintain average monthly levels of liquid assets of at least 50 basis points higher than the minimum requirement, primarily as a part of its asset and liability management strategy of increasing its levels of rate-sensitive interest-earning assets. At September 30, 2000, the Bank had cash and investments that exceeded the minimum regulatory requirement. In addition, the Bank had certain investments in mortgage-backed securities aggregating $165.0 million that also qualify as liquid assets under OTS regulations. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises. The Bank's total liquidity position as of September 30, 2000 was $280.1 million, which was $236.5 million in excess of the minimum requirement of $43.6 million.

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the Federal Home Loan Bank of Atlanta from time to time as an alternative to increasing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $164.3 million at September 30, 2000 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank.

Net cash provided by the Company's operating activities (i.e. cash items affecting net income) was $24.7 million, $24.6 million, and $20.7 million for the years ended September 30, 2000, 1999 and 1998, respectively.

Net cash used by the Company's investing activities (i.e. cash used primarily from its investment securities, mortgage-backed securities and loan portfolios) was $152.2 million, $115.5 million, and $188.2 million for the years ended September 30, 2000, 1999 and 1998, respectively. The increase in cash flows in 2000 was due primarily to an increase of $56.9 million in net loans, a decrease of $29.3 million in proceeds from maturity of investment securities and a decrease of $16.1 million in the purchase of investment securities partially offset by a $70.1 million decrease in the purchase of mortgage-backed securities and a decrease of $42.2 million in proceeds from principal repayments from mortgage-backed securities. The decrease in cash flows in 1999 was due primarily to a decrease of $12.6 million in proceeds from maturity of investment securities, a decrease of $73.7 million in the purchase of investment securities and a $30.1 million decrease in the purchase of mortgage-backed securities partially offset by a net increase of $13.5 million in loans.

Net cash provided by the Company's financing activities (i.e. cash receipts primarily from net increases (decreases) in deposits and net FHLB advances) was $94.2 million, $90.4 million, and $198.4 million for the years ended September 30, 2000, 1999, and 1998, respectively. The decrease in 1999 was due primarily to $150.2 million net proceeds from the Stock Offering in 1998.

The Bank's liquid assets consist primarily of investment securities and cash. At September 30, 2000, the Bank had liquid assets of $115.8 million, with loan commitments of $42.2 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $5.1 million and unfunded loans in process of $77.1million (the latter consisting primarily of residential loans in process).

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company's expenses. During 2000, the holding company expended $8.6 million for dividends and expenses. As of September 30, 2000, the holding company had $4.0 million in cash and $6.5 million in available for sale securities and is eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet its obligations for the next twelve months. As of September 30, 2000, $62 million was available for distribution from the Bank to the holding company without further regulatory approval.

Impact of New Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date for Statement 133 was delayed by SFAS Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities
- deferral of the effective date of FASB No. 133" ("Statement 137"), to fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133" ("Statement 138"). Statement 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply FASB 133. It is currently anticipated that the Company will adopt Statement 133 on October 1, 2000, and that the statement will not have a significant financial statement impact upon adoption.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("Statement 140") which replaces SFAS No. 125. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Because Statement 140 focuses on control after a transfer of financial assets, an entity is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. All measurements and allocations should be based on fair value. Statement 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect implementation of this statement to have a material effect on the Company's financial statements.

                          Independent Auditors' Report







Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida
Bancshares, Inc. and subsidiaries at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



                                         KPMG LLP



October 13, 2000
West Palm Beach

Consolidated Statements of Financial Condition

 September 30, 2000 and 1999                                                                        2000                1999
                                                                                                    ----                ----
                                                                                                (In thousands except share data)
 Assets:
 Cash and amounts due from depository institutions                                                $ 29,085            $ 30,214
 Interest-bearing deposits in other banks                                                              729              32,959
 Investment securities held to maturity (estimated market value of $200 and $10,844 at
    September 30, 2000 and 1999, respectively)                                                         200              10,910
 Investment securities available for sale at estimated market value                                 85,767              76,166
 Mortgage-backed securities held to maturity (estimated market value of $161,853 and
    $193,474 at September 30, 2000 and 1999, respectively)                                         165,059             196,971
 Loans held for sale (estimated market value of $2,548 and $1,747 at September 30, 2000 and
    1999, respectively)                                                                              2,548               1,747
 Loans, net                                                                                      1,251,669           1,070,335
 Accrued interest receivable                                                                         8,387               7,580
 Real estate owned                                                                                     871                 911
 Premises and equipment, net                                                                        21,121              20,139
 Federal Home Loan Bank stock                                                                       12,500              11,250
 Goodwill, net                                                                                       3,430               2,361

 Other assets                                                                                        1,329               1,007
                                                                                                     -----               -----
               Total assets                                                                     $1,582,695          $1,462,550
                                                                                                ==========          ==========

 Liabilities and Stockholders' Equity:
 Liabilities:
    Deposits                                                                                   $ 1,098,537           $ 977,595
    Short-term borrowings                                                                           18,000                 ---
    Long-term debt                                                                                 220,091             225,000
    Advance payments by borrowers for taxes and insurance                                           20,688              18,951
    Income taxes payable                                                                               435                  22
    Other liabilities                                                                                5,560               5,060
                                                                                                     -----               -----
               Total liabilities                                                                 1,363,311           1,226,628
                                                                                                 ---------           ---------

 Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued and
        outstanding                                                                                    ---                 ---
    Common stock; $.10 par value; authorized 70,000,000 shares; 31,139,509 shares issued and 25,268,518 outstanding at September 30, 2000 and 31,099,967 shares issued and
        28,008,627 outstanding at September 30, 1999                                                 3,114               3,110
    Paid-in capital                                                                                191,291             191,016
    Retained earnings                                                                              109,941              96,485
    Accumulated other comprehensive income (loss), net                                                 233                 (70)
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                                                       (12,047)            (12,746)
        Recognition and retention plan (RRP)                                                        (5,385)             (6,258)
    Treasury stock, at cost, 5,870,991 shares and 3,091,340 shares at September 30, 2000
        and 1999, respectively                                                                     (67,763)            (35,615)
            -----                                                                                  -------             -------

             Total stockholders' equity                                                            219,384             235,922
                                                                                                   -------             -------

             Total liabilities and stockholders' equity                                         $1,582,695          $1,462,550
                                                                                                ==========          ==========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

Years ended September 2000, 1999, and 1998
                                                                       2000                     1999                      1998
                                                                       ----                     ----                      ----
                                                                              (In thousands except per share data)
 Interest income:
    Loans                                                             $94,092                  $82,107                   $76,231
    Investment securities                                               5,849                    6,107                     4,945
    Mortgage-backed securities                                         11,537                   13,173                    11,301
    Other                                                                 844                    2,497                     2,681
                                                                          ---                    -----                     -----
             Total interest income                                    112,322                  103,884                    95,158
                                                                      -------                  -------                    ------
 Interest expense:
    Deposits                                                           42,014                   37,719                    40,219
    Other                                                              13,201                   11,121                     6,439
                                                                       ------                   ------                     -----
             Total interest expense                                    55,215                   48,840                    46,658
                                                                       ------                   ------                    ------
             Net interest income                                       57,107                   55,044                    48,500
 Provision for loan losses                                                847                      816                       297
                                                                          ---                      ---                       ---
             Net interest income after provision for
                loan losses                                            56,260                   54,228                    48,203
                                                                       ------                   ------                    ------
 Other income:
    Other fees and service charges                                      6,812                    5,505                     4,074
    Insurance commissions and fees                                        418                      171                       222
    Income (losses) from real estate operations                           249                      405                       (41)
    Gain on sale of mortgage loans                                         66                       57                       142
    Gain on sale of securities                                            103                      ---                       ---
    Other                                                                 222                       42                     1,541
                                                                          ---                       --                     -----
             Total other income                                         7,870                    6,180                     5,938
                                                                        -----                    -----                     -----
 Other expenses:
    Compensation and employee benefits                                 16,503                   15,413                    14,282
    Occupancy                                                           4,185                    3,422                     3,365
    Data processing services                                            1,764                    1,490                     1,332
    Advertising and promotion                                           1,049                    1,038                     1,010
    Other                                                               5,162                    4,672                     4,543
                                                                        -----                    -----                     -----
             Total other expense                                       28,663                   26,035                    24,532
                                                                       ------                   ------                    ------
             Income before income taxes                                35,467                   34,373                    29,609
 Income tax expense                                                    13,719                   13,154                    12,243
                                                                       ------                   ------                    ------
             Net income                                              $ 21,748                 $ 21,219                  $ 17,366
                                                                     ========                 ========                  ========
    Net income per share:
                   Basic                                              $ .89                     $ .77                    $ .58
                                                                      =====                     =====                    =====
                   Diluted                                            $ .88                     $ .76                    $ .57
                                                                      =====                     =====                    =====

See accompanying notes to consolidated financial statements.

 Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2000, 1999 and 1998

                                                                          Common     Common
                         Compre-                                          Stock      stock
                         hensive     Common      Paid-in    Retained    Purchased  purchased
                         Income       Stock      Capital    earnings     by ESOP     by RRP
                         ------       -----      -------    --------   - -------     ------
                                                     (In thousands)
Balance at September
     30, 1997                            $3,052    $23,874     $71,203       $(374)       $ -
                                         ------    -------     -------       ------       ---
 Comprehensive income
 Net income               $17,366            -          -      17,366           -          -
 Other comprehensive
    income, net of
    tax:
   Unrealized gain on
      securities
      available for
      sale                    666            -          -           -           -          -
                          -------
 Comprehensive income     $18,032
                          =======
 Reorganization of MHC                       -          -         200           -          -
 Proceeds of stock
    offering, net                            -    163,493           -           -          -
 Issuance of ESOP
    shares                                   -          -           -     (13,269)         -
 Stock options
    exercised                               39        618           -           -          -
 Amortization of
    award of ESOP and
    RRP                                      -      1,798           -         299          -
 Dividends paid                              -          -   (5,414)             -          -
 Tax benefit of stock
    plans                                    -        175           -           -          -
 Stock purchased by
    deferred comp plan                       -          -           -           -          -
 Satisfaction of
    deferred
    compensation
    liability                                -          -           -           -          -
                                       -------        ---         ---         ---    -------
 Balance at September
    30, 1998                           $ 3,091  $ 189,958    $ 83,355   $ (13,344)       $ -
                                       -------  ---------    --------   ----------       ---
 Comprehensive income
 Net income               $21,219            -          -      21,219           -          -
 Other comprehensive
    loss, net of tax:
  Unrealized loss on
      securities
      available for
      sale                   (729)           -          -           -           -          -
                         --------
 Comprehensive income     $20,490
                          =======
 Stock options
    exercised                               19        383           -           -          -
 Amortization of
    award of ESOP and
    RRP                                      -        515           -         598        913
 Dividends paid                              -          -   (8,089)             -          -
 Tax benefit of stock
    plans                                    -        160           -           -          -
 Purchase RRP shares                         -          -           -           -     (7,171)
Purchase of treasury
   shares                                    -          -           -           -          -
                                      --------        ---         ---         ---        ---
 Balance at September
    30, 1999                           $ 3,110  $ 191,016    $ 96,485   $ (12,746)  $ (6,258)
                                       -------  ---------    --------   ----------  ---------
                                    18
                                                                          Common     Common
                         Compre-                                          Stock      stock
                         hensive     Common      Paid-in    Retained    Purchased  purchased
                         Income       Stock      Capital    earnings     by ESOP     by RRP
                         ------       -----      -------    --------   - -------     ------
 Balance at September
    30, 1999
    (continued)                        $ 3,110  $ 191,016    $ 96,485   $ (12,746)  $ (6,258)
                                       -------  ---------    --------   ----------  ---------
 Comprehensive income
 Net income               $21,748            -          -      21,748           -          -
 Other comprehensive
    income, net of
    tax:
  Unrealized gain on
      securities
      available for
      sale                    303            -          -           -           -          -
                          -------
 Comprehensive income     $22,051
                          =======
 Stock options
    exercised                                4         92           -           -          -
 Amortization of
    award of ESOP and
    RRP                                      -        102           -         699        873
 Dividends paid                              -          -   (8,292)             -          -
 Tax benefit of stock
    plans                                    -        188           -           -          -
 Treasury Stock
    issued to
    purchase
    insurance agency                         -       (107)          -           -          -
Purchase of treasury
   shares                                    -          -           -           -          -
                                     ---------        ---         ---         ---        ---
 Balance at September
    30, 2000                           $ 3,114  $ 191,291    $109,941   $ (12,047)  $ (5,385)
                                       =======  =========    ========   ==========  =========

                              Common                 Accum.
                               stock                 Other
                             purchased               compre-
                            by deferred   Treasury   hensive
                           compensation    stock     income
                                plan     purchased   (loss)     Total
                                ----     ---------   ------     -----
Balance at September
   30, 1997                   $(946)        $-      $ (7)    $ 96,802
                              ------        --      -----    --------

Comprehensive income              -          -         -       17,366
Net income
Other comprehensive
   income, net of
   tax:
  Unrealized gain on
     securities
     available for                -          -       666          666
     sale

Comprehensive income
                                  -          -         -          200
Reorganization of MHC
Proceeds of stock                 -          -         -      163,493
   offering, net
Issuance of ESOP                  -          -         -      (13,269)
   shares
Stock options                     -          -         -          657
   exercised
Amortization of
   award of ESOP and              -          -         -        2,097
   RRP                            -          -         -       (5,414)
Dividends paid
Tax benefit of stock              -          -         -          175
   plans
Stock purchased by             (100)         -         -         (100)
   deferred comp plan
Satisfaction of
   deferred
   compensation               1,046                    -       1,046
   liability                  -----       ----     -----       -----

Balance at September           $  -         $-     $ 659     $263,719
   30, 1998                    ----       ----     -----     --------

Comprehensive income              -          -         -       21,219
Net income
Other comprehensive
   loss, net of tax:
 Unrealized loss on
     securities
     available for                -          -      (729)        (729)
     sale

Comprehensive income

Stock options                     -          -         -          402
   exercised
Amortization of
   award of ESOP and              -          -         -        2,026
   RRP                            -          -         -       (8,089)
Dividends paid
Tax benefit of stock              -          -         -          160
   plans                          -          -         -       (7,171)
Purchase RRP shares
Purchase of treasury              -    (35,615)        -      (35,615)
  shares                        ---    --------     ----     --------

Balance at September            $ -  $ (35,615)    $ (70)    $235,922
   30, 1999                     ---  ----------    ------    --------

                              Common                 Accum.
                               stock                 Other
                             purchased               compre-
                            by deferred   Treasury   hensive
                           compensation    stock     income
                                plan     purchased   (loss)     Total
                                ----     ---------   ------     -----

Balance at September
   30, 1999                     $ -  $ (35,615)    $ (70)    $235,922
   (continued)                  ---  ----------    ------    --------

Comprehensive income              -          -         -       21,748
Net income
Other comprehensive
   income, net of
   tax:
 Unrealized gain on
     securities
     available for                -          -       303          303
     sale

Comprehensive income

Stock options                     -          -         -           96
   exercised
Amortization of
   award of ESOP and              -          -         -        1,674
   RRP                            -          -         -       (8,292)
Dividends paid
Tax benefit of stock              -          -         -          188
   plans
Treasury Stock
   issued to
   purchase                       -      1,194         -        1,087
   insurance agency
Purchase of treasury              -    (33,342)        -      (33,342)
  shares                        ---    --------    -----     --------
Balance at September
   30, 2000                     $ -  $ (67,763)    $ 233     $219,384
                                ===  ==========    =====     ========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years ended September 30, 2000, 1999 and 1998

                                                                                   2000            1999             1998
                                                                                   ----            ----             ----
                                                                                           (In thousands)
 Cash provided by operating activities:
    Net income                                                                  $ 21,748         $ 21,219        $ 17,366
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Gain on sale of investment securities available for sale                    (103)              ---            ---
        Gain on sale of premises and equipment                                      (167)              (2)           (594)
        Gain on sale of real estate owned                                           (271)            (207)           (176)
        Provision for loan losses                                                    847              816             297
        Provision for (recovery of) losses on real estate owned                       25             (186)            136
        Depreciation and amortization                                              2,358            2,259           2,485
        ESOP forfeitures transferred to treasury stock                               (23)             (44)            ---
        Accretion of discount on purchased loans                                     (13)             (13)           (352)
        Deferred income tax benefit                                                 (432)             (66)           (208)
        Originations of loans held for sale                                       (6,023)          (9,408)         (9,556)
        Proceeds from sale of loans held for sale                                  5,224            8,375           8,983
        Increase in deferred loan fees and costs                                   1,592            2,156           1,816
        (Increase) decrease in accrued interest receivable                          (807)             292            (839)
        (Increase) decrease in other assets                                         (322)            (263)            277
        Increase (decrease)  in income taxes payable                                 601             (579)            308
        Increase in other liabilities                                                468              216             746
                                                                                     ---              ---             ---


        Net cash provided by operating activities                                 24,702           24,565          20,689
                                                                                  ------           ------          ------

 Cash used by investing activities:
    Net increase in loans                                                       (183,741)        (126,827)       (113,365)
    Purchase of mortgage-backed securities                                           ---          (70,074)       (100,222)
    Proceeds from principal repayments of
         mortgage-backed securities                                               31,789           73,986          75,827
    Proceeds from maturities and calls of investment
         securities held to maturity                                              10,715           20,000           5,000
    Purchase of investment securities held to maturity                               ---             (915)        (29,983)
    Proceeds from maturities and calls of
         investment securities available for sale                                    ---           20,000          47,582
    Proceeds from sale of investment securities available for sale                 1,663              ---             ---
    Purchase of investment securities available for sale                         (10,613)         (25,805)        (70,427)
    Proceeds from sale of real estate owned                                        1,626            1,818           2,111
    Purchase of premises and equipment                                            (2,842)          (4,801)         (5,602)
    Proceeds from sale of premises and equipment                                     278              118           1,460
    FHLB stock purchase                                                           (1,250)          (3,038)           (617)
    Net cash provided from purchase of insurance agencies                            158              ---             ---
                                                                                     ---              ---             ---

        Net cash used by investing activities                                   (152,217)        (115,538)       (188,236)
                                                                                ---------        ---------       ---------
                                    20

 Cash provided by financing activities:
    Net increase in deposits                                                     120,942           59,469           6,751
    Net proceeds from short-term borrowings                                       13,000              ---         (30,400)
    Repayments of long-term borrowings                                                (8)             ---             (75)
    Net proceeds from long-term borrowings                                           ---           80,000          75,000
    Increase in advance payments by borrowers for taxes and insurance              1,737            1,343           1,682
    Dividends paid                                                                (8,292)          (8,089)         (5,414)
    Common stock options exercised                                                    96              402             657
    Purchase of common stock by recognition and retention plan                       ---           (7,171)            ---
    Purchase of  treasury stock                                                  (33,319)         (35,571)            ---
    Net proceeds from issuance of common stock                                       ---              ---         150,224
                                                                                   -----            -----         -------


        Net cash provided by financing activities                                 94,156           90,383         198,425
                                                                                  ------           ------         -------

        Net increase (decrease) in cash and cash equivalents                     (33,359)            (590)         30,878

 Cash and cash equivalents - beginning of year                                    63,173           63,763          32,885
                                                                                  ------           ------          ------

 Cash and cash equivalents - end of year                                        $ 29,814         $ 63,173        $ 63,763
                                                                                ========         ========        ========


 Supplemental disclosures:
    Cash paid for:
        Interest                                                                $ 55,032         $ 48,435        $ 46,509
        Taxes                                                                     13,550           13,799          12,142
    Noncash investing and financing activities:
        Additions to real estate acquired in
              settlement of loans through foreclosure                              2,049            1,488           2,815
        Sale of real estate owned financed by the Company                            709            1,685             524
        Change in unrealized gain (loss) on securities available for sale            496           (1,187)          1,084
        Change in deferred taxes related to securities available for sale           (193)             458            (418)
        Tax benefit of stock plans credited to capital                               188              160             175
        Issue ESOP common stock                                                      ---              ---          13,269
        Addition to retained earnings due to merger of
              Harbor Financial, M.H.C.                                               ---              ---             200
        Satisfaction of deferred compensation plan                                   ---              ---           1,046
        Transfer to short-term borrowings from long-term debt                      5,000              ---             300
        Distribution of RRP shares                                                   873              913             ---
        Treasury stock issued to purchase insurance agency                         1,087              ---             ---
        Note payable issued to purchase insurance agency                              99              ---             ---

    See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

September 30, 2000, 1999, and 1998

(1)    Summary of Significant Accounting Policies

(a)    Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans for retention in its portfolio.

Prior to March 18, 1998, the Company's predecessor entity, Harbor Florida Bancorp, Inc. ("Bancorp"), was owned approximately 53.37% by Harbor Financial M.H.C. ("Mutual Holding Company") and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the "Offering") (16,586,752 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 17) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the "Exchange"), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $.01 to $.10 per share and in the number of authorized shares of common stock from 13,000,000 to 70,000,000.

(b)    Basis of Presentation

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

As of September 30, 2000, substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(c)    Loan Origination and Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized in interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(d)    Loan Interest Income

The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loan fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent. Interest income on impaired loans is recognized on an accrual basis unless designated nonaccrual as noted above.

(e)    Investment and Mortgage Backed Securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a component of comprehensive income in stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

At September 30, 2000 and 1999, the Company had no commitments to sell investment or mortgage-backed securities.

(f)         Loans

Loans are stated at unpaid principal balances, less loans in process, the allowances for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to interest income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance is established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

(g)    Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

(h)    Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income (losses) from real estate operations.

(i)         Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(j)         Goodwill

Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. The Company assesses the recoverability of goodwill by determining whether the amortization over the remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of goodwill will be impacted if such estimated future operating cash flows are not achieved and any impairment will be evaluated based on projected discounted future operating cash flows.

(k)    Income Taxes

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method previously available to thrift institutions was repealed for the Bank effective for the year beginning October 1, 1996. Consequently, the Bank changed from the reserve method to the specific charge-off method to compute its bad debt deduction for the tax year beginning October 1, 1996.

As a result of this change in accounting method, the Bank must recapture the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserve (i.e., its tax reserve for the last tax year beginning before 1988). For financial statement purposes, the Bank has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year reserve. At the time the Bank was required to change its method of accounting, the total reserve subject to recapture and the base year reserve was approximately $6.8 million and $14.8 million, respectively.

The recapture amount resulting from the change in the method of accounting is required to be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank meets certain residential lending requirements, the commencement of the recapture period may be delayed until the first taxable year ending after December 31, 1997. The Bank met such requirements for the tax years beginning October 1, 1996 and 1997 and began the recapture in the tax year beginning October 1, 1998.

The Bank's base year reserve must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves in respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.

(l)         Pension Plan

The Company's policy is to fund pension costs as they accrue based on normal cost.

(m)    Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("Statement 123"). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25") The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

(n)    Statement of Cash Flows

Cash equivalents include amounts due from banks and interest-bearing deposits in other banks. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(o)    Net Income Per Share

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement 128"). Statement 128 is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 replaced primary and fully diluted earnings per share ("EPS") with basic and diluted EPS. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised.

(p)    Reclassification

Certain amounts included in the 1999 and 1998 consolidated financial statements have been reclassified in order to conform to the 2000 presentation.

(q)    Derivative Instruments

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments."

(r)    New Accounting Pronouncements

In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date for Statement 133 was delayed by SFAS Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities
- deferral of the effective date of FASB No. 133" ("Statement 137"), to fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In

June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133" ("Statement 138"). Statement 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply FASB 133. It is currently anticipated that the Company will adopt Statement 133 on October 1, 2000, and that the statement will not have a significant financial statement impact upon adoption.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("Statement 140") which replaces SFAS No. 125. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Because Statement 140 focuses on control after a transfer of financial assets, an entity is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. All measurements and allocations should be based on fair value. Statement 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not expect implementation of this statement to have a material effect on the Company's financial statements.

(2)         Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2000 are as follows:

                                                                Gross           Gross          Estimated
                                            Amortized        unrealized       unrealized        market
                                               cost             gains           losses           value
                                                                   (In thousands)
Available for sale:
   FHLB notes                               $ 59,718              $79            $498         $ 59,299
   FNMA notes                                 19,990              ---              51           19,939
                                              ------                               --           ------
                                              79,708               79             549           79,238
   Equity securities                           5,678              891              40            6,529
                                               -----              ---              --            -----
                                              85,386              970             589           85,767
                                              ------              ---             ---           ------
Held to maturity:
   Municipal securities                          200              ---             ---              200
                                                 ---                                               ---
                                                 200              ---             ---              200
                                                 ---                                               ---

   FHLMC mortgage-backed securities           75,288              244           2,187           73,345
   FNMA mortgage-backed securities            89,771              189           1,452           88,508
                                              ------              ---           -----           ------
                                             165,059              433           3,639          161,853
                                             -------              ---           -----          -------
                                            $250,645           $1,403          $4,228         $247,820
                                             =======            =====           =====          =======


The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 1999 are as follows:

                                                             Gross           Gross
                                                          unrealized       unrealized       Estimated
                                       Amortized cost        gains           losses       market value
                                                 ----        -----           ------              -----
                                                                (In thousands)
Available for sale:
   FHLB notes                                 $ 50,000            $ ---            $498         $ 49,502
   FNMA notes                                   19,961              ---              86           19,875
                                                ------              ---              --           ------
                                                69,961              ---             584           69,377
   Equity securities                             6,320              577             108            6,789
                                                 -----              ---             ---            -----
                                                76,281              577             692           76,166
                                                ------              ---             ---           ------
Held to maturity:
   FHLB notes                                    9,995              ---               3            9,992
   Municipal securities                            915              ---              63              852
                                                   ---              ---              --              ---
                                                10,910              ---              66           10,844
                                                ------              ---              --           ------

   FHLMC mortgage-backed securities             88,191              312           2,444           86,059
   FNMA mortgage-backed securities             108,780              314           1,679          107,415
                                               -------              ---           -----          -------
                                               196,971              626           4,123          193,474
                                               -------              ---           -----          -------
                                              $284,162           $1,203          $4,881         $280,484
                                               =======            =====           =====          =======

The amortized cost and estimated market value of debt securities at September 30, 2000 and 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          2000                              1999
                                                          ----                              ----
                                                                Estimated                        Estimated
                                              Amortized          market         Amortized         market
                                                cost             value             cost           value
                                                                      (In thousands)
Available for sale:
   Due in one year or less                     $ 29,990         $ 29,846          $  ---           $  ---
   Due in one to five years                      49,718           49,392          69,961           69,377
                                                 ------           ------          ------           ------
                                                 79,708           79,238          69,961           69,377
                                                 ------           ------          ------           ------
Held to maturity:
   Due in one year or less                          ---              ---           9,995            9,992
   Due after ten years                              200              200             915              852
                                                  -----             ----            ----              ---
                                                    200              200          10,910           10,844
                                                    ---              ---          ------           ------

   FHLMC mortgage-backed securities              75,288           73,345          88,191           86,059
   FNMA mortgage-backed securities               89,771           88,508         108,780          107,415
                                                 ------           ------         -------          -------
                                                165,059          161,853         196,971          193,474
                                                -------          -------         -------          -------
                                               $244,967         $241,291        $277,842         $273,695
                                                =======          =======         =======          =======

Gross realized gains and gross realized losses on sales of available for sale securities totaled $103,279 and -0- during 2000. There were no sales of available for sale securities during 1999 or 1998. As of September 30, 2000, the Company had pledged securities with a market value of $200,000 and a carrying value of $200,000 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $802,000 and a carrying value of $795,000 to collateralize treasury, tax and loan accounts as of September 30, 2000.

(3)         Loans

Loans at September 30, 2000 and 1999 are summarized below:
                                                 2000                   1999
                                                 ----                   ----
                                                (Dollars in thousands)
Mortgage loans:
   Construction 1-4 family                     $ 106,063              $ 91,922
   Permanent 1-4 family                          899,229               788,408
   Multi-family                                   20,474                15,141
   Nonresidential                                120,067                99,824
   Land                                           54,731                41,882
                                                  ------                ------
       Total mortgage loans                    1,200,564             1,037,177
                                               ---------             ---------
Other loans:
   Commercial                                     28,606                21,192
   Home improvement                               21,636                17,205
   Manufactured housing                           15,736                16,190
   Other consumer                                 79,363                65,489
                                                  ------                ------
       Total other loans                         145,341               120,076
                                                 -------               -------
       Total loans                             1,345,905             1,157,253
                                               ---------             ---------
Less:
   Loans in process                               77,074                70,722
   Net deferred loan fees and discounts            4,433                 4,244
   Allowance for loan losses                      12,729                11,952
                                                  ------                ------
                                                  94,236                86,918
                                                  ------                ------
       Total loans, net                       $1,251,669            $1,070,335
                                               =========             =========
Weighted average yield                             8.07%                 8.07%

An analysis of the allowance for loan losses for the years ended September 30, 2000, 1999 and 1998 follows:

                                                   2000           1999            1998
                                                   ----           ----            ----
                                                             (In thousands)
Beginning balance                                $ 11,952       $ 11,818        $ 11,691
Provision for loan losses                             847            816             297
Charge-offs                                          (233)          (762)           (574)
Recoveries                                            163             80             404
                                                      ---             --             ---
Ending balance                                   $ 12,729       $ 11,952        $ 11,818
                                                   ======         ======          ======

At September 30, 2000 and 1999, loans with unpaid principal balances of approximately $2,766,000 and $2,541,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 2000, 1999 and 1998 totaled approximately $159,000, $184,000, and $135,000, respectively.

As of September  30, 2000 and 1999,  approximately  $2,463,000  and  $2,059,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2000 and 1999 was $3,748,000 and $4,511,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2000 and 1999 were approximately $3,435,000 and $5,118,000, respectively. The total specific allowance for loan losses related to these loans was $-0- on September 30, 2000 and 1999. Interest income on impaired loans of approximately $311,000, $461,000 and $790,000 was recognized in the years ended September 30, 2000, 1999 and 1998, respectively.

As of September 30, 2000 and 1999, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $985,000 and $1,413,000, respectively.

Accrued interest receivable at September 30, 2000 and 1999 is summarized below:

                                                    2000                 1999
                                                    ----                 ----
                                                        (In thousands)
Loans                                              $6,346               $5,241
Investment securities                                 834                1,002
Mortgage-backed securities                            965                1,143
FHLB stock dividends                                  242                  194
                                                      ---                  ---
                                                   $8,387               $7,580
                                                   ======               ======

The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding mortgage loan commitments (excluding loans in process), that generally expire in 60 days, amounted to approximately $21,700,000 ($8,922,000 fixed rate, interest rates from 7.75% to 10.13%) as of September 30, 2000. In addition, as of September 30, 2000, the Company had determined that $19,196,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding other loan commitments as of September 30, 2000 were approximately $1,279,000.

(4)         Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 2000 and 1999 are summarized as follows:


                                        2000                 1999
                                        ----                 ----
                                             (In thousands)

FHLMC                                 $ 8,432              $ 11,868
FNMA                                   31,437                33,816
Other Investors                           392                   520
                                          ---                   ---
                                     $ 40,261              $ 46,204
                                     ========              ========

At September 30, 2000 and 1999, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance deposits by borrowers for taxes and insurance.

 (5)   Premises and Equipment

Premises and equipment at September 30, 2000 and 1999 are summarized as follows:


                                                        2000                  1999
                                                        -----                 ----
                                                              (In thousands)
Land                                                   $ 6,841              $ 6,897
Buildings and leasehold improvements                    14,137               12,724
Furniture, fixtures and equipment                       12,841               11,755
                                                        ------               ------
                                                        33,819               31,376
Less accumulated depreciation and amortization         (12,698)             (11,237)
                                                       -------              -------
                                                      $ 21,121             $ 20,139
                                                       =======              =======

Depreciation expense for the years ended September 30, 2000, 1999 and 1998 totaled $1,725,000, $1,473,000, and $1,116,000, respectively.

 (6)   Deposits

 Deposits at September 30, 2000 and 1999 are summarized as follows:

                                                                     2000                       1999
                                                                     ----                       ----
                                                                      Period-end                   Period-end
                                                          Amount    weighted rate     Amount     weighted rate
                                                          ------    -------------     ------     -------------
                                                                                (Dollars in thousands)
Commercial checking                                     $51,501                        $40,455
Noninterest-bearing personal checking accounts           51,033                         35,721
NOW                                                      70,881        0.74%            66,184        1.09%
Passbook                                                 95,431        1.58%           108,508        1.97%
Money market checking                                     1,398        1.27%             1,486        1.27%
Money market investment                                  93,825        4.54%            41,529        2.54%
Official checks                                          11,729                         12,431
                                                         ------                         ------
                                                        375,798                        306,314
                                                        -------                        -------
Certificate accounts:
       2.01 - 3.00%                                         103                            129
       3.01 - 4.00%                                       5,081                         11,275
       4.01 - 5.00%                                     124,393                        335,422
       5.01 - 6.00%                                     300,063                        298,719
       6.01 - 7.00%                                     279,215                         25,361
       7.01 - 8.00%                                      13,866                            375
       8.01 - 9.00%                                          18                            ---
                                                      ---------                       --------
                                                        722,739                        671,281
                                                        -------                        -------
                                                    $ 1,098,537                      $ 977,595
                                                    ===========                      =========
Weighted average interest rate                            4.42%                          3.86%
                                                          =====                          =====


Maturities of outstanding certificates of deposit at September 30, 2000 and 1999 are summarized as follows:

                                       2000                     1999
                                       ----                     ----
                                              (In thousands)
Less than one year                  $ 445,765               $ 450,851
One to three years                    263,648                 203,099
Over three years                       13,326                  17,331
                                       ------                  ------
                                    $ 722,739               $ 671,281
                                    =========               =========

The aggregate amount of certificates of deposit in amounts of $100,000 or more was approximately $83,795,000 and $68,922,000 at September 30, 2000 and 1999,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Interest expense on deposits is summarized as follows:

                                                    2000              1999              1998
                                                     ----              ----              ----
                                                                    (In thousands)
Passbook accounts                                   $ 2,002           $ 1,993            $ 1,674
NOW, money market checking,
     and money market investment accounts             2,466             1,781              1,894
Certificate accounts                                 37,546            33,945             36,651
                                                     ------            ------             ------
                                                   $ 42,014          $ 37,719           $ 40,219
                                                   ========          ========           ========

Early withdrawal penalties for the years ended September 30, 2000, 1999 and 1998 aggregated $282,540, $194,563, and $191,391, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $342,364 and $137,425 at September 30, 2000 and 1999, respectively, is included in other liabilities.

(7)    Short-term borrowings

At September  30, 2000,  short-term  borrowings  from the Federal Home Loan Bank
(FHLB) were comprised of a $5 million advance due September 30, 2001, with fixed terms and a fixed interest rate of 6.13%, and a $13 million daily advance, with interest at September 30, 2000 of 6.94%. There were no short-term borrowings at September 30, 1999.

Information concerning short-term borrowings is summarized as follows:
                                                 2000               1999
                                                 ----               ----
                                                 (Dollars in thousands)
Average balance during the year                $  7,944             $  ---
Average interest rate during the year             6.62%                ---
Maximum month-end balance during the year      $ 18,000              $ ---

(8)    Long-term debt

Advances from the Federal Home Loan Bank (FHLB) were $220 million and $225 million at September 30, 2000 and 1999, respectively. The debt is due at various dates through December 2008, with fixed terms and fixed interest rates ranging from 4.94% to 6.50%.

Also included in long-term debt is a note payable, maturing August 2002, with a fixed interest rate of 8%, relating to the purchase of an insurance agency. The balance at September 30, 2000 is approximately $91,000.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

At September 30, 2000 and 1999, the FHLB advances have fiscal year maturity dates as follows:

                                      2000                               1999
                                      ----                               ----
                                             Weighted                           Weighted
                             Amount        average rate         Amount        average rate
                             ------        ------------         ------        ------------
                                               (Dollars in thousands)
 Year ending September 30,
       2001                   $   ---                            $ 5,000            6.13%
       2002                    10,000            6.10%            10,000            6.10%
       2003                    22,000            6.20%            22,000            6.20%
       2004                    25,000            5.80%            25,000            5.80%
       2005                    13,000            5.97%            13,000            5.97%
  2006 and after              150,000            5.34%           150,000            5.34%
                              -------            -----           -------            -----
                            $ 220,000            5.55%         $ 225,000            5.56%
                            =========            =====         =========            =====

Other interest expense is summarized as follows:

                               2000              1999              1998
                               ----              ----              ----
                                        (In thousands)
Advances from the FHLB       $ 13,195          $ 11,117           $ 6,419
ESOP loan                         ---               ---                15
Other                               6                 4                 5
                             --------          --------           -------
                             $ 13,201          $ 11,121           $ 6,439
                             ========          ========           =======

(9)    Income Taxes

Income tax expense (benefit) for the years ended September 30, 2000, 1999 and 1998 is summarized as follows:


                        2000               1999              1998
                        ----               ----              ----
                                              (In thousands)
Current:
   Federal            $12,133           $11,430            $10,751
   State                2,018             1,790              1,700
                        -----             -----              -----
                       14,151            13,220             12,451
                       ------            ------             ------
Deferred:
   Federal               (370)              (57)              (195)
   State                  (62)               (9)               (13)
                         ----               ---               ----
                         (432)              (66)              (208)
                        -----              ----              -----
                     $ 13,719          $ 13,154           $ 12,243
                     ========          ========           ========

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2000 and 1999 are as follows:
                                                           2000          1999
                                                           ----          ----
                                                             (In thousands)
Deferred tax assets:
   Allowance for bad debts                                $ 3,157     $ 2,418
   Valuation of real estate owned                              11          11
   Deferred compensation                                      905         780
                                                              ---         ---
       Total deferred tax assets                            4,073       3,209
                                                            -----       -----
Deferred tax liability:
   Net deferred loan fees and costs                         3,752       3,424
   FHLB stock dividend                                        840         840
   Premises and equipment depreciation difference             717         654
   Purchase accounting adjustments                            ---          21
   Installment sales                                          96          95
                                                              ---         --
       Total deferred tax liabilities                       5,405       5,034
                                                            -----       -----
                                                            1,332       1,825
Unrealized gain (loss) on available for sale securities       150         (43)
                                                              ---         ----
       Net deferred tax liability                           1,482       1,782
                                                            -----       -----

Less liability at beginning of year                        (1,782)     (2,306)
Deferred tax asset acquired from insurance agency              61         ---
Change in unrealized gain (loss) on available for sale
   securities                                                (193)        458
                                                             -----        ---
Provision (benefit) for deferred income taxes               $(432)       $(66)
                                                            ======      =====

Income tax expense on income from continuing operations is different than the amount computed by applying the United States Federal income tax rate of 35% for 2000, 1999 and 1998 to income from continuing operations before income taxes because of the following:

                                                                2000         1999          1998
                                                                ----         ----          ----
Statutory Federal income tax rate                                35.0%        35.0%         35.0%
State income tax (net of Federal income tax benefit)             3.6          3.6           3.6
Other                                                             .1         (0.3)          2.7
                                                                 ----         ----          ----
Effective tax expense rate                                       38.7%        38.3%         41.3%
                                                                 =====        =====         =====


Deferred income taxes payable of approximately $1,482,000 and $1,782,000 at September 30, 2000 and 1999, respectively, are included in other liabilities.

Retained earnings at September 30, 2000 includes approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,696,000 at September 30, 2000.

(10)   Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 2000, 1999 and 1998. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.


                                                                    2000           1999         1998
                                                                    ----           ----         ----

Net income                                                       $21,748,045    $21,218,745  $17,366,095
                                                                  ==========     ==========   ==========

Weighted average common shares outstanding:
    Shares outstanding                                            25,730,986     29,044,075   30,713,432
    Less weighted average uncommitted ESOP shares                 (1,241,943)    (1,316,732)    (857,136)
                                                                  -----------    -----------    ---------
       Total                                                      24,489,043     27,727,343   29,856,296
                                                                  ==========     ==========   ==========

Basic earnings per share                                              $ 0.89         $ 0.77       $ 0.58
                                                                       =====          =====        =====


Weighted average common shares outstanding                        24,489,043     27,727,343   29,856,296
  Additional dilutive shares related to stock options                215,280        268,481      416,444
                                                                     -------        -------      -------
  Total weighted average common shares and equivalents
   outstanding for
   diluted earnings per share computation                         24,704,323     27,995,824   30,272,740
                                                                  ==========     ==========   ==========

Diluted earnings per share                                            $ 0.88         $ 0.76       $ 0.57
                                                                       =====          =====        =====


Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period. For the year ended September 30, 2000, there were 143,900 common stock options and 23,304 unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the years ended September 30, 1999 and 1998, there were 72,500 and 15,000 shares of common stock options, respectively, and no unvested RRP shares that were antidilutive and not included in the above calculation.

(11)   Regulatory and Capital Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). During 2000, the minimum ratio for Tier 1 capital was adjusted from 4% to 3 % for savings associations that meet certain requirements. Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2000 and 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                            To be well capitalized
                                                                                     For capital            Under prompt corrective
                                                          Actual                  Adequacy purpose             action provisions
                                                   Amount          Ratio       Amount         Ratio           Amount         Ratio
                                                   ------          -----       ------         -----           ------         -----
                                                                               (Dollars in thousands)
As of September 30, 2000
   Total capital (to risk-weighted assets)       $176,676     19.48%        $72,549         >8.0%           $90,687     >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                    166,527     18.36%         27,206         >3.0%            54,412     > 6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                           166,527     10.58%         47,205         >3.0%            78,675     > 5.0%
   Tangible capital (to adjusted tangible
       assets)                                    166,527     10.58%         23,602         >1.5%               n/a        N/a
As of September 30, 1999
   Total capital (to risk-weighted assets)       $153,633     19.50%        $63,035         >8.0%           $78,793     >10.0%
   Tier I (core) capital (to risk-weighted
       assets)                                    144,448     18.33%         31,517         >4.0%            47,276     > 6.0%
   Tier I (core) capital (to adjusted
       tangible assets)                           144,448      9.93%         58,160         >4.0%            72,701     > 5.0%
   Tangible capital (to adjusted tangible
       assets)                                    144,448      9.93%         21,810         >1.5%               n/a        N/a

The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

The Plan of  Conversion  (Note 1a) provided for the  establishment  of a special
"liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company Reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offering plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1998. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

For a period of one year after the date of the Conversion, total dividends paid to stockholders must not exceed the net income of the Company during the one-year period.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted; subject to providing the OTS at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 2000, $62,023,000 was available for distribution from the Bank to the holding company without further regulatory approval.

(12)   Commitments and Contingencies

At September 30, 2000, the Company had irrevocable letters of credit aggregating approximately $5,097,000.

The Company and subsidiaries are defendants in certain other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

(13)   Related Party Transactions

Directors, executive officers and principal stockholders of the Company had certain transactions with the Company in the ordinary course of business, as described below.

Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

The summary of changes in the related party loans follows:

                                           2000                 1999                 1998
                                           ----                 ----                 ----
                                                           (In thousands)
Outstanding loans - beginning of year    $ 2,658             $ 1,882               $ 2,284
New loans                                  5,655               6,525                 4,714
Repayments                                (6,511)             (5,749)               (5,116)
                                         -------             -------               -------
Outstanding balance - end of year        $ 1,802             $ 2,658               $ 1,882
                                         =======             =======               =======

Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A., which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $177,000, $126,000, and $122,000 of legal fees in the years ended September 30, 2000, 1999 and 1998, respectively, to this law firm.

Richard K. Davis, formerly a director of the Company, is also chairman of Richard K. Davis Construction Corp. ("Davis Construction"). In the years ended September 30, 2000 and 1999, the Company paid Davis Construction a total of $201,229 and $43,806, respectively, for roof construction on branch facilities and tenant improvements on rental property.

During 2000, the Company purchased the Enns Agency, owned by Edward G. Enns, Chairman of the Company. (See Note 17.)

(14)   Other Expense

Other expense for the years ended September 30, 2000, 1999 and 1998 consists of the following:

                                         2000             1999            1998
                                         ----             ----            ----
                                                    (In thousands)
Professional fees                         $ 772           $ 558           $ 589
Office supplies and forms                   417             394             399
Postage                                     501             409             397
Telephone                                   394             353             360
SAIF deposit insurance premium              299             552             572
Other                                     2,779           2,406           2,226
                                          -----           -----           -----
                                        $ 5,162         $ 4,672         $ 4,543
                                        =======         =======         =======

(15)   Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions, Interest-Bearing Assets in Other Banks and Federal Funds Sold - The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value, which equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from the FHLB - The fair value of FHLB advances is estimated based on rates currently available to the Company for FHLB advances with similar terms and maturities.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

The estimated fair values of the Company's financial instruments at September 30, 2000 and 1999 are as follows:

                                                                       2000                             1999
                                                                       ----                             ----
                                                             Carrying          Fair          Carrying           Fair
                                                              Amount          Value           Amount           Value
                                                              ------          -----           ------           -----
Assets:                                                                             (In thousands)
   Cash and amounts due from depository institutions            $ 29,085        $ 29,085         $ 30,214        $ 30,214
   Interest-bearing deposits in other banks                          729             729           32,959          32,959
   Investment securities held to maturity                            200             200           10,910          10,844
   Investment securities available for sale                       85,767          85,767           76,166          76,166
   Mortgage-backed securities held to maturity                   165,059         161,853          196,971         193,474
   Loans held for sale                                             2,548           2,548            1,747           1,747

   Loans                                                       1,264,398       1,256,654        1,082,287       1,078,685
   Less allowance for loan losses                               (12,729)           ---           (11,952)           ---
                                                                --------           -----         --------           ---
       Loans, net                                              1,251,669       1,256,654        1,070,335       1,078,685
                                                               ---------       ---------        ---------       ---------
Liabilities:
   Commercial checking, non-interest-bearing personal, NOW,
       passbook, money market accounts and official checks       375,798         375,798          306,314         306,314
   Certificate accounts                                          722,739         719,232          671,281         670,852
   Short term borrowings                                          18,000          17,973              ---             ---
   Long term debt                                                220,091         212,870          225,000         215,007

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)   Benefit Plans

Employee Stock Ownership Plan

In January, 1994, as part of the reorganization to the stock form of ownership, the Company's Employee Stock Ownership Plan ("ESOP") purchased 900,208 shares of the Company's common stock at $1.664 per share, or $1,498,000, which was funded by a loan from an unaffiliated lender. In March 1998 as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's ESOP purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. The ESOP's borrowing from the Company is eliminated in consolidation. At September 30, 2000, there were 880,354 allocated shares, 52,379 shares committed to be released, and 1,204,722 suspense (unallocated and not yet committed to be released) shares held by the ESOP. As shares are released, the Company recognizes compensation expense equal to the current market price of the shares. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 2000, 1999 and 1998, totaled $802,072, $1,101,982, and
$2,064,654, respectively. At September 30, 2000, the fair value of the unallocated shares was $15,163,781.

Recognition and Retention Plans and Stock Option Plans

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Shares (RRP Shares) and the granting of options to purchase common stock. As of September 30, 2000, the Company has awarded 618,182 RRP shares at $10.76 average price per share totaling $6,649,385. The total award will be amortized as compensation expense ratably over the participants' vesting periods of 5 to 10 years. In November and December, 1998, the Company's Recognition and Retention Plan (RRP) purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP shares. Total compensation expense charged to earnings in the years ended September 30, 2000, 1999 and 1998, totaled $871,121, $924,354, and $33,013, respectively.

At September 30, 2000, the Company had stock option plans for the benefit of directors, officers, and other key employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 2000, 255,767 shares were available for future awards.

A summary of the Company's stock option plans is presented below:

                                                                     Years Ended September 30,
                                                   2000                          1999                        1998
                                                   ----                          ----                        ----
                                                         Weighted                     Weighted                     Weighted
                                                          average                      average                      average
                                                         exercise                     exercise                     exercise
                                           Number          price         Number         price         Number         price
                                           ------          -----         ------         -----         ------         -----

Options outstanding beginning of year     1,716,425          $9.69     1,919,673          $8.90       807,038          $1.94
Options granted                              88,175         $12.28        60,000         $11.86     1,513,615         $10.70
Options exercised                          (39,542)          $2.42     (190,137)          $2.12     (387,496)          $1.70
Options forfeited                         (169,464)         $10.67      (73,111)         $10.36      (13,484)          $1.66
                                          ---------         ------      --------         ------      --------          -----
Options outstanding end of year           1,595,594          $9.91     1,716,425          $9.69     1,919,673          $8.90
                                          =========          =====     =========          =====     =========          =====
Options exercisable at year-end             428,242                      305,253                      146,733
                                            =======                      =======                      =======
Weighted average fair value of options
   granted during the year                   $ 4.48                       $ 4.35                       $ 3.97
                                             ======                       ======                       ======

The following table summarizes information about stock options outstanding at September 30, 2000:

                                                  Options outstanding                                  Options exercisable
                                                  -------------------                                  -------------------
                                                   Weighted average
                             Number outstanding        remaining         Weighted average    Number exercisable     Weighted average
  Range of exercise prices        @ 9/30/00        contractual life       exercise price          @ 9/30/00          exercise price
  ------------------------        ---------        ----------------       --------------          ---------          --------------
          $ 1.664                 117,402                  3.3                $ 1.66              117,402               $ 1.664
      $ 2.746 to 4.493             39,860                  4.9                $ 3.80               15,826                 2.746
      $ 5.638 to 5.658             21,032                  6.3                $ 5.66                  ---                   ---
      $ 6.365 to 6.781              3,004                  6.7                $ 6.41                  ---                   ---
      $ 10.69 to 12.00          1,340,896                  8.0                $10.75              291,027                 10.72
      $ 12.38 to 12.44             73,400                  9.2                $12.42                3,987                 12.38
                                   ------                                                           -----
           Total                1,595,594                                                         428,242
                                =========                                                         =======

Had compensation cost for the Company's stock-based compensation plans been determined consistent with Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                       2000               1999              1998
                                                       ----               ----              ----
                                                           (In thousands except per share data)
Net income                          As reported       $ 21,748          $ 21,219            $17,366
                                    Pro forma           20,565            20,119             17,326
Net income per share - basic        As reported         .89               .77                .58
                                    Pro forma           .84               .73                .58
Net income per share - diluted      As reported         .88               .76                .57
                                    Pro forma           .83               .72                .57

Only options granted after October 1, 1995 are included in pro forma amounts.

The option method used to calculate the  Statement 123  compensation  adjustment
was  the  Binomial  model  with  the  following   grant  date  fair  values  and
assumptions:

                      Number of       Grant date                        Risk free        Expected        Expected         Expected
  Date of grant    options granted    fair value    Exercise price    interest rate    Life (years)     volatility        dividend
  -------------    ---------------    ----------    --------------    -------------    ------------     ----------        --------
  01/06/96            27,038         $ 1.10           $ 4.49           5.421%                 5            38.71            $ .27
  11/27/96             6,009           1.21             5.64           5.912                  5            29.89              .30
  01/06/97            18,028           1.19             5.66           6.291                  5            28.33              .30
  06/16/97             2,704           1.50             6.37           6.276                  5            30.71              .32
  06/20/97               300           1.67             6.78           6.271                  5            31.11              .32
  07/08/98            15,000           4.68            12.00           5.433                  5            32.66              .38
  09/18/98         1,498,615           3.96            10.69           4.517                  5            35.13              .38
  12/08/98             1,500           4.21            10.94           4.379                  5            36.20              .46
  04/19/99            58,500           4.35            11.88           5.044                  5            32.25              .46
  12/08/99            53,131           4.60            12.44           6.050                  5            33.90              .52
  01/07/00            17,889           4.58            12.38           6.411                  5            33.83              .52
  01/21/00            10,000           4.65            12.38           6.632                  5            33.33              .52
  04/19/00             7,155           3.04            10.75           6.230                  5            26.95              .52

Other Plans

The Company has a noncontributory-defined benefit pension plan covering all employees who have attained one year of service and 21 years of age. Pension expense was $9,600, $11,500, and $8,700, respectively, for the years ended September 30, 2000, 1999 and 1998. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 8%. The date of the most recent actuarial evaluation is July 1, 1999.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 25% of the first 6% of each participant's contributions. For the years ended September 30, 2000, 1999 and 1998, the Company's matching contribution totaled approximately $88,000, $96,000, and $89,000, respectively.

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 2000 and 1999, deferred directors' fees included in other liabilities aggregated $241,122 and $235,234, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately $137,000, $113,000, and $101,000 in 2000, 1999 and 1998, respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 2000 and 1999, the Directors' Deferred Compensation Plan held 295,386 and 303,386 shares of the Company's common stock, respectively.

The Company also has a retirement plan for nonemployee directors (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 2000, 1999 and 1998, the charge to earnings relating to the Plan was insignificant.

(17)   Acquisition of Insurance Agencies

On July 3, 2000, the Bank acquired all of the outstanding common stock of Haynes and Haynes Insurance Company, a property and casualty insurance company located in Ft. Pierce, Florida, for approximately $1.1 million in common stock of the Company. The insurance company's name was subsequently changed to Harbor Insurance Agency, Inc.

Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, will continue to operate at Haynes and Haynes Insurance Company's location in Ft. Pierce, Florida. The principal owners and managers of Haynes and Haynes Insurance Company will continue as the management team for Harbor Insurance Agency, Inc.

On July 21, 2000, Harbor Insurance Agency completed the acquisition of certain assets of the Enns Agency for approximately $98,500 in cash and a $98,500 note payable. (See Note 8.) The Enns Agency is located in Ft. Pierce, Florida and specializes in property and casualty insurance. The Enns Agency was owned by Edward G. Enns, Chairman of the Company.

The acquisitions were accounted for using the purchase method. The results of operations of Harbor Insurance Agency from July 3, 2000 to September 30, 2000 are included in the consolidated financial statements of the Company.

The fair value of assets acquired and liabilities assumed in conjunction with the acquisitions of the insurance agencies was as follows:

                                                    (In thousands)
Cash                                                        $  292
Premises and equipment                                           6
Deferred tax asset                                              61
Goodwill                                                     1,256
Other assets                                                     1
                                                             -----
Fair value of assets acquired                                1,616
                                                             -----

Other liabilities                                              332
                                                               ---
Fair value of liabilities assumed                              332
                                                               ---

Fair value of net assets acquired                            1,284
                                                             -----
Acquisition costs                                               36
                                                              ----

Purchase of insurance agencies                               1,320
Cash acquired                                                  292
Treasury shares issued                                       1,087
Notes Payable issued                                            99
                                                               ---
Net cash provided from purchase of insurance
     agencies                                               $ (158)
                                                              ====

The following table indicates the net decrease in earnings resulting from the net amortization of goodwill resulting from the use of the purchase method of accounting during each of the years 2000 through 2004.

                                                  Net decrease of
              Years ending September 30,            net earnings
              --------------------------            ------------
                                                   (In thousands)
                         2001                            $ 86
                         2002                              86
                         2003                              86
                         2004                              86
                      Thereafter                          928

Goodwill is being amortized on a straight-line basis over its estimated useful life of 15 years. As of September 30, 2000, goodwill related to purchase of the insurance agencies is approximately $1.3 million. Goodwill does not qualify for amortization for tax purposes.

Pro forma income and earnings per share as if the purchases had been consummated on October 1, 1999 and 1998, after giving effect to goodwill amortization, would not be significantly different from actual net income and earnings per share.

(18)   Quarterly Results of Operations (Unaudited)

The quarterly results of operations for the years ended September 30, 2000 and 1999 are as follows: For the three months ended fiscal 2000


                                                          September 30   June 30   March 31    December 31
                                                         ------------    -------   --------    -----------
                                                                (In thousands except share data)
Interest income                                              $ 29,655   $ 28,437   $ 27,283    $ 26,947
Interest expense                                               15,125     13,883     13,213      12,994
                                                               ------     ------     ------      ------
       Net interest income                                     14,530     14,554     14,070      13,953
Provision for loan losses                                         210        244        189         204
                                                                  ---        ---        ---         ---
       Net interest income after provision for loan losses     14,320     14,310     13,881      13,749
Total other income                                              2,381      1,972      1,820       1,697
Total other expenses                                            7,341      7,081      7,203       7,038
                                                                -----      -----      -----       -----
       Income before income taxes                               9,360      9,201      8,498       8,408
Income tax                                                      3,632      3,540      3,287       3,260
                                                                -----      -----      -----       -----
Net income                                                    $ 5,728    $ 5,661     $5,211     $ 5,148
                                                              =======    =======     ======     =======
Net income per share
   Basic                                                       $ 0.24     $ 0.24     $ 0.21       $0.20
                                                               ======     ======     ======       =====
   Diluted                                                     $ 0.24     $ 0.23     $ 0.21       $0.20
                                                               ======     ======     ======       =====


                                                                 For the three months ended fiscal 1999
                                                            September 30    June 30    March 31   December 31
                                                            ------------    -------    --------   -----------
                                                                        (In thousands except share data)
Interest income                                                $ 26,343    $ 26,047    $ 25,847    $ 25,647
Interest expense                                                 12,239      12,198      12,221      12,182
                                                                 ------      ------      ------      ------
       Net interest income                                       14,104      13,849      13,626      13,465
Provision for  loan losses                                          152         155         354         155
                                                                    ---         ---         ---         ---
       Net interest income after provision for loan losses       13,952      13,694      13,272      13,310
Total other income                                                1,584       1,575       1,504       1,517
Total other expenses                                              6,771       6,390       6,349       6,525
                                                                  -----       -----       -----       -----
       Income before income taxes                                 8,765       8,879       8,427       8,302
Income tax                                                        3,197       3,405       3,204       3,348
                                                                  -----       -----       -----       -----
Net income                                                      $ 5,568     $ 5,474      $5,223     $ 4,954
                                                                =======     =======      ======     =======
Net income per share
   Basic                                                         $ 0.21      $ 0.20      $ 0.19       $0.17
                                                                 ======      ======      ======       =====
   Diluted                                                       $ 0.21      $ 0.20      $ 0.18       $0.17
                                                                 ======      ======      ======       =====

(19)   Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 2000 and 1999 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 2000, 1999 and 1998 are shown below (in thousands) for Bancshares and it's predecessor, Bancorp (Note 1a), which was formed on June 25, 1998 in a reorganization accounted for in a manner similar to a pooling of interests:

Condensed Statements of Financial Condition
September 30, 2000 and 1999

                                                                              2000                 1999
                                                                              ----                 ----
Assets:                                                                    (In thousands except share data)
Cash deposited at Harbor Federal                                              $ 4,024              $ 9,832
Investment securities available for sale at market value                        6,503                6,789
Investment in and advances to Harbor Federal                                  209,153              219,436
Income tax receivable from Harbor Federal                                           5                   11
Accrued interest receivable                                                        50                   61
Other assets                                                                      ---                    6
                                                                            ---------             --------
        Total assets                                                         $219,735             $236,135
                                                                             ========             ========

Liabilities and Stockholders' Equity:
Liabilities:
    Other liabilities                                                           $ 351               $  213
                                                                                -----               ------
        Total liabilities                                                         351                  213
                                                                                -----               -- ---
Stockholders' Equity:
   Preferred stock; $.10 par value; authorized
       10,000,000 shares; none issued and
       outstanding                                                                ---                  ---
   Common stock; $.10 par value; authorized
       70,000,000 shares; 31,139,509 shares
       issued and 25,268,518 outstanding at
       September 30, 2000 and 31,099,967 shares
       issued and 28,008,627 outstanding at September 30, 1999                  3,114                3,110
   Paid-in capital                                                            191,291              191,016
   Retained earnings                                                          109,941               96,485
   Accumulated other comprehensive income (loss), net                             233                  (70)
   Common stock purchased by:
       Employee stock ownership plan (ESOP)                                   (12,047)             (12,746)
       Recognition and retention plan (RRP)                                    (5,385)              (6,258)
   Treasury stock, at cost, 5,870,991 shares and
       3,091,340 shares at September 30,
       2000 and 1999, respectively                                            (67,763)             (35,615)
                                                                              --------             --------
        Total stockholders' equity                                            219,384              235,922
                                                                              -------              -------
        Total liabilities and stockholders' equity                          $ 219,735            $ 236,135
                                                                            =========            =========

Condensed Statements of Operations
Years ended September 30, 2000, 1999 and 1998

                                                             2000            1999          1998
                                                             -----           -----         ----
                                                                             (In thousands)
Interest on investment securities                           $  214          $  238        $  ---
                                                               ---             ---           ---
     Total interest income                                     214             238           ---
                                                               ---             ---           ---

Gain on sale of securities available for sale                  103             ---           ---
                                                               ---             ---           ---
     Total other income                                        103             ---           ---
                                                               ---             ---           ---
Other expense
     Management fee to Harbor Federal                          175             175           161
     Other expenses                                            330             423           197
                                                               ---             ---           ---
    Total other expense                                        505             598           358
        Loss before income tax benefit and earnings of
           Harbor Federal                                     (188)           (360)         (358)
Income tax benefit                                              63             136            76
                                                                --             ---            --
        Loss before earnings of Harbor Federal                (125)           (224)         (282)
Equity in net earnings of Harbor Federal                    21,873          21,443        17,648
                                                            ------          ------        ------
        Net income                                         $21,748         $21,219       $17,366
                                                           =======         =======       =======

Condensed Statements of Cash Flows
Years ended September 30, 2000, 1999 and 1998

                                                                              2000                 1999               1998
                                                                              ----                 ----               ----
Cash used by operating activities:                                            (In thousands)
    Net income                                                      $ 21,748      $ 21,219           $ 17,366
    Adjustments to net income:
        Equity in earnings of Harbor Federal                         (21,873)      (21,443)      (17,648)
        Gain on sale of securities available for sale                   (103)          ---           ---
        (Increase) decrease in accrued interest receivable                11           (61)          ---
        (Increase) decrease in income tax receivable                       6            23           (53)
        (Increase) decrease in other assets                                6            (6)          ---
        Increase in payable to Harbor Federal                            175           175           160
        Increase (decrease) in other liabilities                         (10)          (56)           86
                                                                         ----          ----           --
        Net cash used by operating activities                            (40)         (149)          (89)
                                                                         ----         -----          ----
Cash used by investing activities:
    Purchase of investment securities available for sale                (892)       (5,805)         (514)
     Sale of investment securities available for sale                  1,662            ---           ---
                                                                       -----            ---           ---
        Net cash provided by (used by) investing activities              770        (5,805)         (514)
                                                                         ---        -------         -----
Cash provided by financing activities:
    Net proceeds from issuance of common stock                           ---           ---       150,223
    (Investment in)/amounts received from Harbor Federal              35,000        54,000      (143,889)
    Dividends paid                                                    (8,292)       (8,089)       (5,414)
    Purchase common stock to fund RRP Plan                               ---        (7,171)          ---
    Purchase Treasury Stock                                          (33,342)      (35,571)          ---
    Common stock options exercised                                        96           402           657
                                                                          --           ---           ---
        Net cash provided by (used by) financing activities           (6,538)        3,571         1,577
                                                                      -------        -----         -----

        Net (decrease) increase in cash and cash equivalents          (5,808)       (2,383)          974

Cash and cash equivalents - beginning of year                          9,832        12,215        11,241
                                                                       -----        ------        ------

Cash and cash equivalents - end of year                              $ 4,024       $ 9,832      $ 12,215
                                                                     =======       =======      ========

Supplemental disclosures:
    Changes in unrealized gain (loss) on securities available for
        sale net of tax                                               $  303       $  (729)       $  666
    Amortization of stock benefit plans                                1,674         2,026         2,097
    Issuance of ESOP common stock                                        ---           ---        13,269
    Satisfaction of  deferred compensation plan                          ---           ---         1,046
    Tax benefit of employee benefit plans                                188           160           175
    Distribution of RRP shares                                           873           913           ---
    ESOP forfeitures transferred to treasury stock                       ---            44           ---
    Treasury stock issued to purchase insurance agency                 1,087           ---           ---